UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2016
VMWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33622 (Commission File Number)	94-3292913 (IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Amended and Restated Tax Sharing Agreement
On September 6, 2016, VMware, Inc. (“VMware” or the “Company”) entered into an Amended and Restated Tax Sharing Agreement (the “Amended TSA”) with EMC Corporation (“EMC”) and Dell Technologies Inc. (“Dell Technologies”) (formerly known as Denali Holding Inc.), in connection with the acquisition by merger of EMC by Dell Technologies on September 7, 2016 (the “Dell Acquisition”). As a result of the Dell Acquisition, EMC and VMware each became members of an affiliated group of corporations (within the meaning of section 1504(a) of the Internal Revenue Code) of which Dell Technologies is the common parent corporation (the “Dell Affiliated Group”).
The Amended TSA amends and restates the tax sharing agreement dated August 13, 2007 between VMware and EMC, as amended (the “Prior TSA”), effective as of the effective time of the Dell Acquisition. The Amended TSA is substantially unchanged from the Prior TSA, except that Dell Technologies and the Dell Affiliated Group are substituted in place of EMC and the former EMC affiliated group of corporations.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 5.02 of this report is incorporated herein by reference.
A change in control of VMware occurred effective September 7, 2016 as a result of the closing of the Dell Acquisition.
As of June 30, 2016, EMC held 80.6% of VMware’s outstanding common stock and 97.4% of the combined voting power of VMware’s outstanding common stock, including 43,025,308 shares of Class A common stock and all 300,000,000 shares of outstanding Class B common stock. Effective at the effective time of the Dell Acquisition, Dell Technologies became the indirect owner of all of such shares, and VMware became an indirectly-held, majority-owned subsidiary of Dell Technologies. VMware continues to qualify as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual and to be an independent publicly-traded company.
Upon the consummation of the Dell Acquisition, EMC shareholders became entitled to receive merger consideration per share of EMC common stock consisting of (1) $24.05 in cash, without interest, and (2) 0.11146 shares of Dell Technologies Class V common stock, plus cash in lieu of any fractional shares. The shares of Class V common stock issuable in the Dell Acquisition are intended by Dell Technologies to track and reflect the economic performance of the Dell Technologies Class V Group, which initially has attributed to it approximately 65% of EMC’s current economic interest in the business of VMware, consisting of the approximately 343 million shares of VMware common stock indirectly owned by Dell Technologies.  There can be no assurance that the market price of the Class V common stock will, in fact, reflect the performance of such economic interest. The shares of Class V common stock were listed on the New York Stock Exchange and began trading following the completion of the Dell Acquisition.
Dell Technologies used a combination of debt and equity financing and cash on hand to finance the aggregate cash consideration of approximately $48.07 billion paid to EMC shareholders
In connection with the Dell Acquisition, Michael Dell and Egon Durban were elected to VMware Board of Directors effective September 7, 2016.
Mr. Dell and investment funds affiliated with Silver Lake Partners may be deemed to beneficially own all of the shares of VMware common stock held by EMC, which as noted above, represents 80.6% of VMware’s outstanding common stock and 97.4% of the combined voting power of VMware’s outstanding common stock. Mr. Durban is a member of the investment committees of general partnerships that have sole voting and dispositive control over such securities held by such investment funds affiliated with Silver Lake Partners.
There are no other arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of VMware.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On September 1, 2016 and September 6, 2016, respectively, John Egan and Joe Tucci resigned from the Board of VMware and all committees thereof, effective as of September 6, 2016.

(d)        On September 6, 2016, effective immediately following the closing of the Dell Acquisition, the Board of VMware elected Michael Dell and Egon Durban as Class I, Group I members of the Board. Mr. Dell was appointed Chairman of the Board. In connection with his election to the Board, Mr. Durban was appointed to serve as a member of VMware’s Mergers and Acquisitions Committee.

Mr. Dell serves as Chairman of the Board and Chief Executive Officer of Dell Technologies. Mr. Durban is also a director of Dell Technologies.

VMware will enter into its standard form of indemnification agreement with each of Messrs. Dell and Durban.

A copy of the press release announcing Mr. Dell’s and Mr. Durban’s elections to the Board is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

  99.1   Press release of VMware, Inc. dated September 7, 2016
(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: September 7, 2016	By:	/s/ Zane Rowe
Zane Rowe
Chief Financial Officer, Chief Operating Officer and Executive Vice President